SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Filed by a party other than the Registrant [  ]

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[  ]   Definitive Proxy Statement
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[  ]   Soliciting Material Pursuant to Section 240.14a-12

AMCAP Fund, Inc.
American Mutual Fund, Inc.
EuroPacific Growth Fund
Fundamental Investors, Inc.
The Growth Fund of America, Inc.
The Investment Company of America
New Perspective Fund, Inc.
New World Fund, Inc.
SMALLCAP World Fund, Inc.
______________________________________________
(Name of Registrant as Specified In Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement, other than the Registrant)

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the filing fee is calculated and state how it was determined):
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AMCAP Fund, American Mutual Fund, EuroPacific Growth Fund,
Fundamental Investors, The Growth Fund of America,
The Investment Company of America, New Perspective Fund,
New World Fund and SMALLCAP World Fund

This document is intended for shareholders of record as of August 28, 2009 of one or more the above-referenced funds and is a supplement (this “Supplement”) to the Joint Proxy Statement dated August 28, 2009 (the “Proxy Statement”). The purpose of this Supplement is to update Appendix 1 of the Proxy Statement to include the following information with respect to William I. Miller and William H. Kling. William I. Miller is the former Chairman of the Board and Chief Executive Officer of Irwin Financial Corporation and is currently serving as its sole director. William H. Kling is a former director of Irwin Financial Corporation. Irwin Financial Corporation filed a petition for liquidation under Chapter 7 of the federal Bankruptcy Code on September 21, 2009. This action followed the issuance of consent orders by relevant federal and state banking authorities and the appointment of the Federal Deposit Insurance Corporation as receiver for Irwin Financial Corporation’s two banking subsidiaries.

This Supplement should be read together with the Proxy Statement, which you may have already received by mail and which is available at both americanfunds.com and proxy-direct.com/afs. If you are not able to access the Proxy Statement on either website, please call American Funds Service Company at 800/421-0180, ext. 34 or write to the secretary of the Fund at 333 South Hope Street, Los Angeles, California 90071.